As filed with the Securities and Exchange Commission on July 1, 2025
Registration Nos. 333-267772
333-269180

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
POST EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-267772
POST EFFECTIVE AMENDMENT NO. 1 to REGISTRATION STATEMENT NO. 333-269180
UNDER
THE SECURITIES ACT OF 1933

Southern States Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Alabama	26-2518085
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
615 Quintard Ave.
Anniston, AL 36201
(256) 241-1092
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher T. Holmes
President and Chief Executive Officer
FB Financial Corporation
As successor by merger to Southern States Bancshares, Inc.
1221 Broadway, Suite 1300
Nashville, Tennessee 37203
(615) 564-1212
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark C. Kanaly
William W. Hooper
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street NE
Atlanta, Georgia 30305
(404) 881-7000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to each of the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission by Southern States Bancshares, Inc. (the “Registrant”):

•Registration Statement on Form S-3, File No. 333-267772, filed on October 7, 2022, registering the issuance from time to time of up to $150,000,000 of common stock, preferred stock, depositary shares, debt securities, warrants and units of the Registrant; and

•Registration Statement on Form S-3, File No. 333-269180, filed on January 11, 2023, registering the issuance of up to 250,000 shares of common stock, par value $5.00 per share, pursuant to the Registrant’s Dividend Reinvestment and Common Stock Purchase Plan.

On July 1, 2025, pursuant to the Agreement and Plan of Merger, dated as of March 31, 2025, by and between the Registrant and FB Financial Corporation, the Registrant merged with and into FB Financial Corporation, with FB Financial Corporation as the surviving corporation (the “Merger”).

In connection with the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, the Registrant hereby amends each Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Southern States Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, State of Tennessee, on July 1, 2025.

FB FINANCIAL CORPORATION
as successor-in-interest to Southern States Bancshares, Inc.

By: /s/ Michael M. Mettee
Name: Michael M. Mettee
Title: Chief Financial Officer (Principal Financial Officer)

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance upon Rule 478 of the Securities Act.